              JEFFERSON BANCSHARES ANNOUNCES FIRST QUARTER RESULTS



Morristown, Tennessee -- (October 22, 2004) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, today reported net earnings of $952,000, or $0.12 per diluted share, for the quarter ended September 30, 2004 compared to a net loss of $1.6 million, or $(0.19) per diluted share, for the quarter ended September 30, 2003. The net loss for the first quarter of 2003 was due to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation. On July 1, 2003, Jefferson Federal Bank completed its conversion from the mutual holding company structure to the stock holding company structure. As part of the conversion, Jefferson Bancshares also formed the Jefferson Federal Charitable Foundation, which was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock.

     "We are pleased with our financial results for the quarter and our progress in implementing our strategic plan", stated Jefferson Bancshares President and CEO Anderson L. Smith. Our emphasis on commercial lending has resulted in a 13.1% increase in the commercial portfolio for the quarter ended September 30, 2004. In addition, in July 2004 we announced a Stock Repurchase Program under which to date 313,176 shares have been repurchased. A cash dividend of five cents per share of common stock was also declared during the quarter. Capital management will continue to be an emphasis in our strategic initiatives.

    Net interest income remained unchanged at $2.8 million for the three months ended September 30, 2004, as compared to the same period in 2003. The net interest margin increased 11 basis points to 3.78% for the quarter ended September 30, 2004. The interest rate spread improved to 3.17% for the September 2004 quarter compared to 2.94% for the September 2003 quarter. The increase in net interest margin and the interest rate spread reflects a decrease in the level of interest-bearing liabilities combined with a decrease in the average rate paid. Interest income decreased $254,000, or 6.1%, to $3.9 million for the current three month period. The average balance of interest earning assets decreased $10.4 million to $295.9 million while the average yield on interest earning assets declined 15 basis points to 5.26%. Interest expense decreased $234,000, or 17.6%, to $1.1 million for the quarter ended September 30, 2004 as the average balance of interest bearing liabilities declined 2.6% to $210.0 million, and the average rate paid declined 38 basis points to 2.09%.

     Total assets at September 30, 2004 were $308.4 million compared to $305.5 million at June 30, 2004. Net loans increased $11.7 million, or 6.3%, to $198.3 million at September 30, 2004, due to growth in the commercial loan portfolio. Total deposits of $204.2 million at September 30, 2004 remained consistent with the deposit total at June 30, 2004.

     Non-performing assets increased $1.2 million to $2.8 million at September 30, 2004 due to an increase in nonaccrual loans. The increase in nonaccrual loans has resulted from a weakening condition with one borrowing relationship. Net charge-offs for the three months ended September 30, 2004 were $7,000 compared to $150,000 for the same period in 2003. There were no additions to the allowance for loan losses for either period.

     Jefferson Federal Bank is a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown.

     This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

     Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
                     -----------

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421



                                   JEFFERSON BANCSHARES, INC.

                                                                   At                     At
                                                             Sept. 30, 2004         June 30, 2004
                                                           --------------------   -------------------
FINANCIAL CONDITION DATA:
Total assets                                                  $    308,448          $    305,474
Loans receivable, net                                              198,316               186,601
Cash and cash equivalents, and
    interest-bearing deposits                                       16,516                 6,411
Investment securities                                               77,345                95,005
Deposits                                                           204,235               204,933
Borrowings                                                          12,000                 6,000
Stockholders' equity                                          $     90,884          $     93,383


                                                                 Three Months Ended September 30,
                                                                  2004                   2003
                                                           --------------------   -------------------
OPERATING DATA:
Interest income                                               $      3,888          $      4,142
Interest expense                                                     1,095                 1,329
Net interest income                                                  2,793                 2,813
Provision for loan losses                                              -                     -
Net interest income after
   provision for loan losses                                         2,793                 2,813
Noninterest income                                                     264                   234
Noninterest expense                                                  1,597                 5,548
Earnings before income taxes                                         1,460                (2,501)
Total income taxes                                                     508                  (910)
Net earnings                                                  $        952          $     (1,591)

PER SHARE DATA:
Earnings per share, basic                                     $       0.12          $      (0.19)
Earnings per share, diluted                                   $       0.12          $      (0.19)
Dividends per share                                           $       0.05          $       0.04


                                                                 Three Months Ended September 30,
                                                                   2004                   2003
                                                             ------------------     -----------------
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period                              $      2,479          $      2,841
Provision for loan losses                                              -                     -
Recoveries                                                             112                    73
Charge-offs                                                           (119)                 (223)
                                                             ------------------     -----------------
Net Charge-offs                                                         (7)                 (150)
                                                             ------------------     -----------------
Allowance at end of period                                    $      2,472          $      2,691
                                                             ==================     =================

Net charge-offs to average outstanding
    loans during the period, annualized                               0.01%                 0.33%



                                                                   AT                     AT                   AT
                                                             SEPT. 30, 2004         JUNE 30, 2004        SEPT. 30, 2003
                                                           --------------------   -------------------  ------------------
NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                                                 $      2,280         $      1,047          $     1,373
    Commercial business                                                   33                   15                   30
    Consumer                                                              23                   21                   55
                                                               --------------       --------------        -------------
       Total                                                           2,336                1,083                1,458
                                                               --------------       --------------        -------------
Real estate owned                                                        503                  552                1,581
Other nonperforming assets                                                 -                    -                   13
                                                               --------------       --------------        -------------
Total nonperforming assets                                      $      2,839           $    1,635          $     3,052
                                                               ==============       ==============        =============

                                                                     THREE
                                                                  MONTHS ENDED         YEAR ENDED
                                                                 SEPT. 30, 2004       JUNE 30, 2004
                                                               ------------------   -----------------
PERFORMANCE RATIOS:
Return on average assets                                                1.22%                0.44%
Return on average equity                                                4.09%                1.46%
Interest rate spread                                                    3.17%                3.08%
Net interest margin                                                     3.78%                3.76%
Efficiency ratio                                                       51.83%               83.21% (1)
Average interest-earning assets to
    average interest-bearing liabilities                              140.89%              143.13%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                                        1.23%                1.31%
Allowance for loan losses as a
    percent of nonperforming loans                                    105.82%              228.90%
Nonperforming loans as a percent
    of total loans                                                      1.18%                0.58%
Nonperforming assets as as percent
    of total assets                                                     0.92%                0.54%


(1) Excluding the $4.0 million contribution to the Charitable Foundation, the efficiency ratio for the year ended June 30, 2004 would be 50.78%.